     As Filed with the Securities and Exchange Commission on June 14, 2000

                                                       Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                             GLOBAL CROSSING LTD.
            (Exact name of Registrant as specified in its charter)


                            Bermuda                                             98-0189783
 (State or other jurisdiction of incorporation or organization)   (I.R.S. Employer Identification Number)

                                 Wessex House
                                45 Reid Street
                            Hamilton HM12, Bermuda
                                (441) 296-8600
   (Address, including zip code, of Registrant's principal executive office)

      The Global Crossing Ltd. Deferred Compensation Plan for Directors The Global Crossing Ltd. Deferred Compensation Plan for Executives
                           (Full title of the Plans)

                                CT Corporation
                          1633 Broadway, 23/rd/ Floor
                           New York, New York 10019
                                (212) 479-8200
 (Name, address, including zip code and telephone number, including area code, of agent for service)


                                  Copies to:
      D. Rhett Brandon, Esq.                          James C. Gorton, Esq.
    Simpson Thacher & Bartlett                        Global Crossing Ltd.
       425 Lexington Avenue                         360 North Crescent Drive
   New York, New York 10017-3954                 Beverly Hills, California 90210
          (212) 455-2000                                 (310) 385-5200

                            ______________________

                                        CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                   Proposed
                                                                   Maximum          Proposed Maximum       Amount of
                                               Amount to be     Offering Price      Aggregate Offering    Registration
  Title of Securities to be Registered (b)     Registered          Per Unit             Price (a)             Fee
---------------------------------------------------------------------------------------------------------------------
Director Deferred Compensation Obligations      $ 3,000,000            100%            $ 3,000,000           $  792

Executive Deferred Compensation Obligations     $26,000,000            100%            $26,000,000           $6,864
=====================================================================================================================

(a) Estimated solely for purposes of determining the registration fee.

(b) The Director Deferred Compensation Obligations and the Executive Deferred Compensation Obligations are unsecured general obligations of Global Crossing Ltd. to pay deferred compensation in the future in accordance with the terms of The Global Crossing Ltd. Deferred Compensation Plan for Directors and The Global Crossing Ltd. Deferred Compensation Plan for Executives, respectively.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and Note to Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

   The following documents filed by Global Crossing Ltd. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

   (a) The Registrant's Annual Report on Form 10-K filed on March 17, 2000.

   (b) The Registrant's Current Reports on Form 8-K filed on January 11, 2000, January 19, 2000 (Amended Current Report), February 18, 2000, March 2, 2000 and March 3, 2000.

   (c) The description of the Registrant's capital stock contained in the Registrant's Registration Statement on Form S-3 (Registration No. 333-32810) filed on March 20, 2000, as amended.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

Item 4.   Description of Securities

   Under The Global Crossing Ltd. Deferred Compensation Plan for Directors and The Global Crossing Ltd. Deferred Compensation Plan for Executives (each, a "Plan" and, collectively, the "Plans"), the Registrant will allow certain non-employee directors (the "Directors") and certain key management employees (the "Employees" and together with the Directors, the "Participants") to defer their receipt of specified amounts of board retainer and meeting fees (in the case of Directors), annual salary and annual bonuses (in the case of Employees) and common stock of the Registrant issuable pursuant to stock options (in either case).

   The Registrant will establish and maintain an individual bookkeeping account (the "Account") for each Participant who elects to participate in the Plan for which he or she is eligible. The Registrant intends to invest the deferred compensation amounts in annuity contracts, and the Participants will allocate the deemed amounts in their Accounts among certain earnings crediting options that provide rates of return based upon the actual performance of such investments. A Participant's Account will be credited with earnings in accordance with the earning crediting options selected; provided, however, that the Registrant shall not be obligated to invest any deferred amounts in such investments.

   The Participant's deemed investment in the Registrant's common stock shall be adjusted to reflect stock splits, combinations or subdivisions of shares, recapitalization or other stock-related events that affect the number of shares of the Registrant's common stock. In addition, dividends paid on the Registrant's common stock shall be deemed paid in cash and deferred into the

Participants' Accounts in earnings crediting options other than deemed investments in the Registrant's common stock.

   All distributions will be made in cash, except that distributions from deferred stock option awards will be made in shares of the Registrant's common stock. Participants may elect to receive a distribution of their Account balance either in a lump sum or in a series of distributions following retirement or earlier termination of employment. In addition, upon entry into the relevant Plan, Participants have a one-time opportunity to select future dates during their expected tenure of employment (but not sooner than the fourth year of Plan participation) at which time pre-determined percentages of their Accounts (or specified amounts) are to be disbursed. Once received by the Registrant, the distribution elections of Participants are irrevocable, except in certain circumstances and in the Registrant's discretion.

   Distributions may also be made upon application by a Participant and a determination made by the Registrant that the Participant has a financial emergency that warrants an immediate lump sum payment of amounts previously deferred under the relevant Plan. Participants may also receive in-service distributions prior to their termination or retirement for any reason, provided that the requested distribution amount will be reduced by a penalty equal to 10% of the requested amount, such that the Participant will receive 90% of the requested amount and 10% of the requested amount will be forfeited to the Registrant.

   Distributions under the Plans are payable only out of the general assets of the Registrant, and the Registrant will not segregate any assets whatsoever in order to fund its obligations under the Plans; provided that the Registrant may
                                               --------
form a grantor trust or trusts to assist it in meeting its obligations under the Plans. Whether or not such a grantor trust is established, Participants have no greater rights to receive distributions under the Plans than those of general unsecured creditors of the Registrant. As such, the Participants' rights to receive distributions are subordinated to all indebtedness of the Registrant other than the Registrant's other general unsecured obligations. The documents incorporated by reference into this Registration Statement pursuant to Item 3 above include a description of the amount and terms of the Registrant's consolidated indebtedness.

Item 5.   Interests of Named Experts and Counsel

   None.

Item 6.   Indemnification of Directors and Officers

   The Bye-laws of the Registrant provide for indemnification of the Registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

   The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the Registrant's bye-laws or in a contract or arrangement between the Registrant and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

   The directors and officers of the Registrant are covered by directors' and officers' insurance policies maintained by the Registrant.

Item 7.   Exemption from Registration Claimed

   Not applicable.

Item 8. Exhibits

   The following exhibits are filed as part of this Registration Statement:

   Exhibit
   Number   Exhibit
   ------   -------

   4.1      The Global Crossing Ltd. Deferred Compensation Plan for Directors

   4.2      The Global Crossing Ltd. Deferred Compensation Plan for Executives

   5.1      Opinion of Simpson Thacher & Bartlett

   23.1     Consent of Arthur Andersen

   23.2     Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)

   24.1 Power of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings

          (a)  The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement; and

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 14/th/ day of June, 2000.


                                           Global Crossing Ltd.
                                                (Registrant)



                                           By /s/ Leo J. Hindery, Jr.
                                             -----------------------------------
                                           Name:  Leo J. Hindery, Jr.
                                           Title: Chief Executive Officer



                               POWER OF ATTORNEY

     Each person whose signature appears below appoints each of Leo J. Hindery, Jr. and Dan J. Cohrs, severally, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                  Title                         Date
       ---------                                  -----                         ----
    /s/ Gary Winnick            Chairman of the Board and Director          June 14, 2000
----------------------------
        Gary Winnick

    /s/ Lodwrick M. Cook        Co-Chairman of the Board and Director       June 14, 2000
----------------------------
        Lodwrick M. Cook


    /s/ Thomas J. Casey         Vice Chairman of the Board and Director     June 14, 2000
----------------------------
        Thomas J. Casey

    /s/ Jack M. Scanlon         Director                                    June 14, 2000
----------------------------
        Jack M. Scanlon

  /s/ Leo J. Hindery, Jr.       Chief Executive Officer and Director        June 14, 2000
------------------------------
      Leo J. Hindery, Jr.


    /s/ Joseph P. Clayton       Director; President, Global Crossing        June 14, 2000
------------------------------
        Joseph P. Clayton       North America



    /s/ Dan J. Cohrs            Chief Financial Officer (principal          June 14, 2000
------------------------------  financial officer and principal
        Dan J. Cohrs            accounting officer)



   /s/ Robert Annunziata        Director                                    June 14, 2000
------------------------------
       Robert Annunziata


    /s/ Jay R. Bloom            Director                                    June 14, 2000
------------------------------
        Jay R. Bloom


   /s/ Norman Brownstein        Director                                    June 14, 2000
------------------------------
       Norman Brownstein


   /s/ William E. Conway        Director                                    June 14, 2000
------------------------------
       William E. Conway

   /s/ Canning Fok Kin-ning     Director                                    June 14, 2000
------------------------------
       Canning Fok Kin-ning

   /s/ Eric Hippeau             Director                                    June 14, 2000
------------------------------
       Eric  Hippeau

                                Director                                    June 14, 2000
------------------------------
       Dean C. Kehler

   /s/ Geoffrey J.W. Kent       Director                                    June 14, 2000
------------------------------
       Geoffrey J.W. Kent

   /s/ David L. Lee             Director                                    June 14, 2000
------------------------------
       David L. Lee


   /s/ Douglas H. McCorkindale  Director                                    June 14, 2000
------------------------------
       Douglas H. McCorkindale

   /s/ James F. McDonald        Director                                    June 14, 2000
------------------------------
       James F. McDonald

                                Director                                    June 14, 2000
------------------------------
       Barry Porter

   /s/ Bruce Raben              Director                                    June 14, 2000
------------------------------
       Bruce Raben

   /s/ Michael R. Steed         Director                                    June 14, 2000
------------------------------
       Michael R. Steed

                               INDEX TO EXHIBITS

Exhibit
Number      Exhibit
------      -------

4.1         The Global Crossing Ltd. Deferred Compensation Plan for Directors

4.2         The Global Crossing Ltd. Deferred Compensation Plan for Executives

5.1         Opinion of Simpson Thacher & Bartlett

23.1        Consent of Arthur Andersen

23.2        Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of this Registration Statement)